Exhibit 99.2

Sono-Tek Announces Industrial Food Coater Sale

(July 14, 2009 – Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced the sale of a new industrial depanning oil coating system, the SonoCoat PAN.

The equipment was developed for a global baked goods conglomerate which owns and operates numerous baking plants. The system has the potential to become the standard operational unit at the customer’s baking lines worldwide, replacing current conventional spraying system technologies.

The sale is the culmination of successful, rigorous testing at the customer’s plant, where Sono-Tek’s new equipment demonstrated savings of 45% of the depanning oil currently being used by the customer, with an estimated return on investment of less than six months.

The non-clogging ultrasonic spray created with Sono-Tek’s patented nozzle technology has several advantages over older, conventional spraying systems. One unique advantage is superior transfer efficiency.  There is less bounce back of liquid from the target, combined with a controllable, uniform coating application of nano to micron thickness layers. Other advantages include tight drop distribution for even coatings and minimal maintenance requirements of the equipment. These technical advantages are of significant economic value for the food industry in general, and for the baked goods industry in particular.

According to Dr. Joseph Riemer, Sono-Tek’s President, “Sono-Tek also recently announced the sale of an edible oil ultrasonic spray coating system to Mesa Foods of Louisville, KY, and is now developing and testing additional applications for baked goods clients, including ultrasonic spray coating of anti-microbial solutions and moisture barriers for product safety and shelf life extension, as well as ultrasonic spray coating of eggwash and glazes for decorative purposes.”

Sono-Tek’s patent pending ultrasonic spray coating applications for the food industry are based on technology transfer from the Company’s successful experience and expertise in medical device coating (cardiac stents), and more recently in the field of advanced energy - fuel cell membranes and solar panels.

These new ultrasonic food coating systems are available to food manufacturers for evaluating the compatibility of their liquid coating needs with ultrasonic atomization technology. These needs can be tested in a continuous, pilot plant setting at Sono-Tek’s laboratory as well as in a full scale industrial capacity at the client’s manufacturing plant. Sono-Tek Corporation provides food manufacturers with state-of-the-art tools for product and process development not available elsewhere with significant savings when compared to conventional spraying processes.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.